Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com
FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
October 13, 2023	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Shanghai
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Re:	Registration Statement No. 333-256668

To the addressee set forth above:

We have acted as special counsel to Energy Transfer LP, a Delaware limited partnership (the “Partnership”), in connection with the issuance by the Partnership of $1,000,000,000 aggregate principal amount of its 6.050% Senior Notes due 2026 (the “2026 Notes”), $500,000,000 aggregate principal amount of its 6.100% Senior Notes due 2028 (the “2028 Notes”), $1,000,000,000 aggregate principal amount of its 6.400% Senior Notes due 2030 (the “2030 Notes”) and $1,500,000,000 aggregate principal amount of its 6.550% Senior Notes due 2033 (the “2033 Notes” and, together with the 2026 Notes, the 2028 Notes and the 2030 Notes, the “Notes”), under the Base Indenture dated as of December 14, 2022 (the “Base Indenture”), by and between the Partnership and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of October 13, 2023, setting forth the terms of the Notes (the “Second Supplemental Indenture” and, the Base Indenture as so supplemented, the “Indenture”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 1, 2021 (Registration No. 333-256668) (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware Revised Uniform Limited

October 13, 2023

Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the underwriting agreement, dated October 10, 2023, among the Partnership and Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc. and SMBC Nikko Securities America, Inc., as representatives of the several underwriters named therein, the Notes will have been duly authorized by all necessary limited partnership action of the Partnership, and will be legally valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms.

Our opinion is subject to:

(i)	the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors;

(ii)

(a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and

(iii)

the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief, (c) waivers of rights or defenses contained in Section 4.06 of the Base Indenture and waivers of broadly or vaguely stated rights, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (f) covenants not to compete, (g) provisions for exclusivity, election or cumulation of rights or remedies, (h) provisions authorizing or validating conclusive or discretionary determinations, (i) grants of setoff rights, (j) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (m) provisions permitting, upon acceleration of any indebtedness

October 13, 2023

(including the Notes), collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon and (n) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Partnership, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Partnership, enforceable against each of them in accordance with their respective terms and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Partnership’s Form 8-K dated October 13, 2023 and to the reference to our firm contained in the Prospectus under the heading “Legal.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP

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